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                                                                    Exhibit 21.1


The following is a list of our subsidiaries:

1.   Convergent Communications Services, Inc., a Colorado corporation

     a. World Access, Inc., a Colorado corporation (wholly owned subsidiary of Convergent Communications Services, Inc.)

2.   Convergent Capital Corporation, a Colorado corporation